Exhibit 99.1

ADOMANI® Reports Second Quarter 2018 Results

CORONA, CA / ACCESSWIRE / August 2, 2018 / ADOMANI, Inc. (NASDAQ: ADOM), a provider of advanced zero-emission and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership, today announced its results for the second quarter ended June 30, 2018.

Second Quarter Fiscal 2018 and Recent Highlights

•	Reported sales of $744,000 for the quarter and $1.2 million for the six months ended June 30, 2018.

•	Received purchase orders for 10 additional drivetrains during the quarter, increasing total revenue opportunity to ADOMANI® for outstanding purchase orders for school buses and drivetrains as of June 30, 2018 to $6.3 million, an increase of approximately 41% over the amount at March 31, 2018.

•	Participated in an additional 17 Ride-and-Drive kick-off events for the zero-emission Blue Bird All American RE Type D Electric school bus in California, New York, Canada, Indiana, Florida and Alabama during the second quarter and three more events in early July in California, after which the Blue Bird All American RE Type D Electric school was on display at the 2018 School Transportation News EXPO Conference and Trade Show held July 13–18 in Reno, Nevada. Through the date of this release, 46 Ride-and-Drive events have been held in 2018 in the United States and Canada, including 28 in California.

•	In June, announced our entry into the Class 3 and Class 4 electric truck markets in the United States. A total of 317,000 Class 3 and 223,000 Class 4–7 trucks were sold in the United States in 2017.

•	In June, Ascendiant Capital Markets, LLC initiated research coverage.

•	In June, hired new Marketing Director, Allen Stafford, who has 20 years of experience in marketing in the B2B space in the transportation, technology and hospitality industries. Mr. Stafford is tasked with advertising, social media and branding of ADOMANI® and its products.

•	Presented at the Planet MicroCap Showcase 2018 conference in April and at the LD Micro 8th Invitational in June.

Jim Reynolds, President and CEO of ADOMANI®, commented, “During the quarter, ADOMANI® benefitted from announcing receipt of additional drivetrain orders and from our entry into the U.S. zero-emission all-electric truck market, which we are very excited about. We have continued to collaborate with Blue Bird in pre-order Ride-and-Drive kick-off tour events across the United States and Canada, which is one way that Blue Bird generates purchase orders for itself and its partners. Through the end of June, Blue Bird dealers have generated in excess of 250 quotes to potential customers for its Type C and Type D zero-emission all-electric school buses, and continue to add to this total monthly. Once the quotes turn into purchase orders received by us and we deliver the drivetrains or vehicles, we will recognize revenue for those shipments. We began deliveries of drivetrains in June and will continue deliveries of the remaining backlog of drivetrains and school buses throughout the remainder of 2018.”

Mr. Reynolds continued, “To provide some context for the market size for school buses, there are approximately 475,000 school buses transporting more than 26 million children, over half of America’s schoolchildren, each day, with a replacement market of 35,000 to 40,000 school buses annually. Furthermore, there are purchase incentives available for electric school buses in California, New York, Michigan, Illinois, Ohio and many other states. Only a small portion of the over $800 million in state and local funding currently targeted to facilitate electric vehicle purchases have been allocated to date, and an even smaller percentage has actually been released. We believe that our current level of activity suggests the opportunity for substantial sales growth. By shipping our backlog of $6.3 million as of the end of the second quarter, in addition to the $1.2 million of revenue recorded in the first half of 2018, we expect to generate in excess of $7.5 million of sales revenue for the full year 2018, meaning second half sales will show a 525% increase over 1st half sales, without including any additional new orders. I believe that ADOMANI® is well positioned to capitalize on this market opportunity in 2018 and for years to come, particularly as state and local funding opportunities and incentives become increasingly available.”

Second Quarter and Year-to-Date 2018 Financial Results

Sales were $744,000 and $1,208,000 for the three and six months ended June 30, 2018, respectively. Cost of sales was $722,000 and $1,201,000 for the three and six months ended June 30, 2018, which includes a $15,000 inventory valuation allowance. There were no sales or cost of sales in the same periods in 2017.

General and administrative expenses in the second quarter of 2018 were $3,869,000 compared to $5,350,000 in the first quarter of 2017, a decrease of $1.5 million, which was primarily related to a $1.7 million decrease in non-cash stock-based compensation expense in 2018 that was partially offset by increases in legal and professional fees, investor relations expenses and other general and administrative expenses. General and administrative expenses were $7,787,000 for the six months ended June 30, 2018 compared to $6,647,000 for the same period in 2017, an increase of $1.1 million, which primarily related to increases in legal and professional fees, investor relations expenses, taxes and licenses expense, non-cash stock-based compensation expense and in other general and administrative expenses .

Consulting expenses decreased to $48,000 in the second quarter of 2018 compared to $2,143,000 in the second quarter of 2017, and decreased to $95,000 for the six months ended June 30, 2018 compared to $2,163,000 for the same period in 2017. Both period decreases were due primarily to the June 2017 issuance of a warrant to purchase 350,000 shares of common stock, which was valued at $1.2 million, and the payment of $800,000, in each case pursuant to the terms of a settlement agreement we entered into during the three months ended June 30, 2017.

Research and development expenses in the second quarter of 2018 decreased by $20,000 compared to the second quarter of 2017 due to the timing of certain advances made for research and development activity. Research and development activity increased by $77,000 in the six months ended June 30, 2018 compared to the same period in 2017 due to expanded product development in 2018.

Total net operating expenses for the second quarter of 2018 decreased by $3,596,000 compared to the first quarter of 2017 and decreased by $851,000 for the six months ended June 30, 2018 period as compared to the same period in 2017 due to the decreases discussed above.

Net loss in the second quarter of 2018 was $4.2 million, of which $2.8 million related to non-cash expenses for stock-based compensation, a decrease of $3.9 million as compared to net loss of $8.1 million in the second quarter of 2017. The total non-cash expenses included in the net loss totals for the quarters ended June 30, 2018 and 2017 were $3.2 million and $5.7 million, respectively.

Net loss for the six months ended June 30, 2018 was $8.3 million, of which $5.7 million related to non-cash expenses for stock-based compensation, a decrease of $1.4 million as compared to net loss of $9.6 million for the corresponding six month period in 2017. The total non-cash expenses included in the net loss totals for the six months ended June 30, 2018 and 2017 were $6.2 million and $6.4 million, respectively.

As of June 30, 2018, ADOMANI® had cash, cash equivalents and short-term investments of $7.7 million and debt of $1.8 million, as compared to $6.9 million of cash, cash equivalents and short-term investments and $4.2 million of debt as of June 30, 2017. Working capital at June 30, 2018 was $9.5 million compared to $3.9 million at June 30, 2017.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: August 2, 2018

Time: 4:30 PM ET

Toll-free: (877) 376-9939

International: (629) 228-0739

Live Webcast: https://edge.media-server.com/m6/p/xcr9uv3a

Conference Call Replay Information

The replay will be available beginning at 8:30pm Eastern Time after the completion of the live event, ending at 8:30pm Eastern Time on August 9, 2018.

Toll-free: (855) 859-2056

International: (404) 537-3406

Reference ID: 5883539

About ADOMANI®

ADOMANI, Inc. is a provider of zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. ADOMANI’s drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price instability and local, state and federal environmental regulatory compliance. ADOMANI® designs and causes to be designed advanced zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. For more information, visit www.ADOMANIelectric.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Hayden IR

James Carbonara, Hayden IR
Telephone: (646) 755-7412
Email: james@haydenir.com

ADOMANI, Inc.

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com